Cadbury

Further reasons to reject Kraft's offer

HALLS
EXTRA-LYPTUS
Cadbury
DAIRY
Proven to STRENGTHEN & WHITEN Teeth
Trident

Higher performance, higher value

Updated 2009 performance and commentary to follow

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

Unless otherwise stated, the words and phrases used in this document shall have the meanings given to them in the ‘definitions’ section of this document.
If you are in any doubt about the contents of this document or the action you should take, you should seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or, if you are outside the United Kingdom, from an appropriately authorised independent financial adviser. This document is not for release, publication or distribution in, into or from any jurisdiction where such release, publication or distribution would constitute a violation of the securities laws of such jurisdiction (each a “Restricted Jurisdiction”).
If you have sold or otherwise transferred all of your Cadbury Shares, please send this document as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, this document must not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws of that jurisdiction. The distribution of this document in or into jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. If you have sold or transferred only some of your Cadbury Shares, please retain this document and contact your stockbroker, bank or other agent through whom the sale or transfer was effected. A copy of this document is available free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, on Cadbury’s website at www.cadbury.com, and will continue to be available for so long as the Offer remains open for acceptances.
Each of Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited is acting exclusively for Cadbury and for no-one else in connection with the matters referred to in this document and will not be responsible to anyone other than Cadbury for providing the protections afforded to their respective clients or for providing advice in relation to such matters.
This document has been prepared in accordance with the requirements of the City Code and is subject to disclosure and procedural requirements that are different from those under US law. Any financial figures included or incorporated in this document may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of a US company.
Except for historical information and discussions contained herein, certain statements in this document are “forward looking statements”. Forward looking statements are generally identifiable by the fact that they do not relate only to historical or current facts or by the use of the words “may”, “will”, “should”, “plan”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “goal” or “target” or the negative of these words or other variations on these words or comparable terminology.
Forward looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause Cadbury’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. These forward looking statements are based on numerous assumptions regarding the present and future strategies of each business within the Group and the environment in which they will operate in the future. Cadbury does not undertake publicly to update or revise any forward looking statement that may be made in these materials, whether as a result of new information, future events or otherwise. All subsequent oral or written forward looking statements attributable to Cadbury or any person acting on behalf of Cadbury are expressly qualified in their entirety by the cautionary statements above.
In evaluating forward looking statements, you should consider general economic conditions in the markets in which Cadbury operates, as well as the risk factors outlined in Cadbury’s most recent Form 20-F filed with the US Securities and Exchange Commission (the “SEC”) and posted on Cadbury’s website at www.cadbury.com. This document should also be viewed in conjunction with Cadbury’s periodic half yearly and annual reports and other filings filed with or furnished to the SEC, copies of which are available from Cadbury plc, Cadbury House, Sanderson Road, Uxbridge UB8 1DH, United Kingdom and from the SEC’s website at www.sec.gov.
In response to the Offer, Cadbury has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with the SEC. Holders of Cadbury Shares and Cadbury ADSs are advised to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Cadbury are available free of charge on the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by Cadbury may be obtained free of charge by contacting Cadbury’s Company Secretary at Cadbury House, Sanderson Road, Uxbridge UB8 1DH, United Kingdom or on Cadbury’s website at www.cadbury.com.

Nothing in this document (other than the Profit Estimate) is intended to be a profit forecast or a profit estimate and no statement in this document should be interpreted to mean that the earnings per Cadbury Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.
References in this document to 2009 revenue, EBITDA, trading profit and trading margin refer to Cadbury’s unaudited estimated performance for the financial year ended 31 December 2009.
This document does not constitute or include Cadbury’s preliminary statement of annual results (for the purpose of the Listing Rules) or statutory accounts for the financial year ended 31 December 2009.

In order that we can provide shareholders with the most current information we will release a revised version of this document which includes our 2009 performance with commentary after the UK market close on 14 January.
At the same time, the updated document will be published at www.cadburyinvestors.com. This updated document will be posted to shareholders as soon as possible thereafter.
Financial information for 2009 in this document being published today, 12 January, is based on a latest estimate for 2009, comprising 11 months unaudited results through to November together with estimated results for December.
Figures marked ‘‡’ in this document are extracted or derived from this latest estimate and will be confirmed or revised, as applicable, once the updated information is available.
In addition, further detail relating to our 2009 performance will be added into this document for publication after the UK market close on 14 January.
Other timetable dates including Day 46 (the last date for Kraft to publish a revised offer) and Day 60 (the date by which an offer must become or be declared unconditional as to acceptances) are unchanged and will be 19 January and 2 February, respectively.

Don’t let Kraft steal your company
reject the offer

Cadbury’s 2009 performance demonstrates the strength of its focused confectionery business	Cadbury is delivering value for its shareholders

Cadbury is committed to its upgraded Vision into Action targets	Creating significant further value and strong cash flow

Kraft’s offer completely misses the inherent value of Cadbury	Kraft’s offer is derisory

Kraft’s conglomerate business model is unappealing and its track record is poor	Don’t swap your Cadbury shares for exposure to Kraft

Cadbury is delivering higher performance and higher value
Do not complete any form of acceptance

Reject Kraft’s Offer	1

Letter from the Chairman

Cadbury plc Cadbury House Sanderson Road Uxbridge UB8 1DH United Kingdom

Dear Shareholder
I wrote to you on 14 December to explain why your Board believes that Kraft’s offer fundamentally undervalues Cadbury and to set out the significant additional value we expect to deliver over the next four years of our Vision into Action plan.
I am now writing to summarise Cadbury’s excellent financial performance for 2009, highlight our strong business momentum going into 2010 and provide further reasons as to why we believe Kraft’s offer is even more unattractive today than it was when Kraft made its formal Offer in early December. In the next few days we will further update this document to include more detail on Cadbury’s performance for 2009 and the revised document will be posted to you.
Cadbury expects to deliver outstanding performance in 2009†
>	Revenue of £6.0bn, growth of 5% over 2008‡

>	EBITDA of £1,018m, growth of 16% over 2008*‡

>	Trading profit of £808m, growth of 19% over 2008*‡

>	Trading margin of 13.5%, a 160 basis point improvement over 2008*‡
Our performance is ahead of the objectives set out at the beginning of 2009, providing further evidence of our management team’s strong track record of delivery, and is particularly notable against a difficult economic backdrop. This very strong performance gives your Board confidence to plan for a final dividend per share of 12.3p resulting in a full year dividend per share of 18.0p, growth of 10% over 2008.
Our performance provides the foundation for our enhanced long-term targets
Cadbury’s track record speaks for itself; we achieved 6% organic revenue growth per annum over the period 2004–2008. In 2009, despite weak economic conditions, we delivered another outstanding operating performance, generating strong revenue growth of 5%‡ and taking market share from competitors in many of our markets.
The strength of our emerging market businesses combined with the successful delivery of our innovation pipeline, our commitment to supporting our advantaged brands and further expansion of our routes-to-market collectively contributed to this performance. The excellent momentum across our businesses is evident in second half revenue growth of 6%‡ and this momentum is expected to continue going into 2010.
2009 margin improvement of 160 basis points to 13.5%*‡ is well ahead of expectations and above our October Forecast. Since the start of the Vision into Action plan, we have delivered 370 basis points*‡ of margin improvement – over 70% of the total projected margin uplift already achieved in the first two years of the programme. We are expecting further margin improvement in 2010, giving us confidence in our ability to meet our upgraded margin target of 16–18% by 2013.
Kraft’s offer completely misses Cadbury’s value
Kraft is offering a multiple of only 12.0x Cadbury’s 2009 EBITDA*‡. This is a very significant discount to comparable confectionery transactions, any of which would imply a price per share significantly in excess of Kraft’s offer.
In particular, the proposed offer by Wrigley for Hershey (Cadbury’s closest peer in chocolate) was at 15.5x EBITDA and the takeover by Mars of Wrigley (Cadbury’s closest peer in gum) was at 18.5x EBITDA. Our own acquisition of Adams, a tremendous success, took place at a multiple of 14.3x EBITDA and realised combined cost and revenue synergies of 14% of Adams’ revenues.
In discussing Kraft’s acquisition of the Danone biscuits business, Kraft highlighted that the average multiple for large branded food transactions is 14x EBITDA. Confectionery is one of the most attractive categories within the branded food sector and Cadbury is an outstanding pure-play confectionery business, impossible to replicate. Our iconic brands, leading market positions and strong emerging markets presence clearly merit a premium valuation.

2	Reject Kraft’s Offer

What is Kraft really offering you?
>	A derisory price that fails to acknowledge Cadbury’s current performance or future prospects

>	A valuation that is materially lower as a multiple of profits than transactions for comparable confectionery businesses

>	Exposure to Kraft, a low growth conglomerate with a long history of underperformance and a track record of missed targets

>	More than half the consideration in shares of Kraft which have significantly underperformed their peer group since listing in 2001
In contrast, your ownership of Cadbury shares provides future participation in a high growth, pure-play confectionery business which is exceeding its stated financial targets and with significant upside from our upgraded Vision into Action plan still to come.
Take no action
Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury. In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessments.
Accordingly, the Board unanimously recommends that you should take no action in relation to the Offer and do not sign any document which Kraft or its advisers send to you. Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.
The current timetable sets out that Kraft has until 19 January 2010 to revise its Offer and, by 2 February 2010, if Kraft has not received sufficient acceptances the Offer will lapse. We will write to you again ahead of 2 February 2010.
Yours sincerely,
Roger Carr, Chairman
12 January 2010

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)

†	See ‘sources and bases’ (paragraphs (a) (iii) and (iv)) for details of the basis of 2009 performance figures

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January
Growth rates are on a constant currency basis and basis point improvement in margin is on an actual currency basis, unless otherwise specified

Reject Kraft’s Offer	3

Cadbury has delivered
          outstanding
performance in 2009...

	2009 Performance‡	Change from 2008‡
	Actual currency	Actual currency	Constant currency

Revenue	£6.0bn	+11%	+5%

EBITDA	£1,018m*	+23%*	+16%*

Trading profit	£808m*	+27%*	+19%*

Trading margin	13.5%*	+160bps*	+155bps*

Dividend†	18.0p	+10%

Net debt	£•bn	-£•bn

‘Our performance in 2009 was outstanding. We generated good revenue growth despite the weakest economic conditions in 80 years. At the same time, our Vision into Action plan drove a 160 basis point improvement in margin to 13.5%*‡.
Looking forward to 2010, we are targeting revenue growth within our 5–7% goal range, led by new product innovations across our categories and supported by incremental investment in marketing. We expect benefits from our restructuring and reconfiguration actions in 2010 to drive continued progress to achieve our targets of good mid-teens margin by 2011 and
16–18% margin by 2013.’
Todd Stitzer, CEO

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

†	Comprises the interim dividend of 5.7p and a planned final dividend of 12.3p. The final dividend is subject to approval of the Board and shareholders, and will be declared and paid in accordance with the Company’s normal timetable

4	Reject Kraft’s Offer

...a strong first full year as a
   pure-play
      confectionery business

Outstanding operating performance

Revenue growth up 5%‡	>	Up •%‡ in emerging markets which represent •%‡ of revenue, led by Asia (•%‡), South America (•%‡) and Middle East & Africa (•%‡)
	>	Up •%‡ in developed markets, despite weak economic conditions, driven by innovation and route-to-market initiatives
	>	Gained or held share in markets where we generate over 70% of our revenue
	>	Excellent momentum going into 2010 with H2 2009 growth of 6%‡

Margin growth 160bps*‡ (actual currency)	> >	Margin improvement of 155bps*‡ with margin growth in every business unit Successful recovery of input and other cost inflation through pricing
	>	•bps‡ reduction in SG&A costs as a percentage of revenue
	>	Reduction of 50bps‡ in marketing as a percentage of revenue to 10.3%‡, as absolute spend was unchanged from 2008, driven by media deflation

Investing to drive future growth	>	Route-to-market capabilities strengthened in key markets such as Brazil, Mexico and Turkey
	>	Major year for innovation including launch of Bitesize bags in UK, Trident Layers in US, Perk in India, Halls Creamy in South America
	>	Sustained marketing investment to drive growth in focus brands

Delivery of Vision into Action ahead of plan

Benefits from Supply Chain reconfiguration	Plant reconfigurations on track to deliver savings and operational benefits
	>	Extension of existing Polish chocolate facility completed and new Polish countlines facility built with first production lines installed
	>	Barcelona gum factory closed and Istanbul gum factory closure in progress
	>	Reconfiguration of chocolate and candy plants in Australia and New Zealand well advanced

Further SG&A reductions	Majority of SG&A reduction initiatives completed with remaining plans under way
	>	Benefits of central cost savings and regional delayering delivered in 2009
	>	Further savings from simplification of European management structure are expected to drive margin improvement in 2010

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January
All movements in revenue and trading margin use constant currency, unless otherwise specified

Reject Kraft’s Offer	5

Cadbury is
 delivering on its 2007
   vision into action plan

Strong revenue growth

2007 Vision into Action plan		✓

Target	Result

4–6% organic revenue growth	Revenue growth at top end of target range

Higher profitability

2007 Vision into Action plan		✓

Target	Result

Mid teens margin by 2011	Over 70% of 2011 target delivered in half the time

* This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)
^ Compound annual growth rate on a like-for-like basis and using constant currency
‡ Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

6	Reject Kraft’s Offer

Cadbury is
committed
              to achieving
                              its upgraded targets (2010–13)

> >	Consistent record of delivering above-market organic growth, driven by innovation and in-market execution Building on the strength of our emerging market businesses	Organic Revenue Growth 5-7% per annum

> >	Upgraded target in line with best-in-class peer group margins. Builds on very strong progress made to date
Further cost savings identified and a commitment to continuous reduction in supply chain costs	Trading Margin 16-18% by 2013

> >	Next phase of Vision into Action focused on cash generation Following investments in recent years, lower capital expenditure as a % of revenue	Operating Cash Conversion 80-90% from 2010

> >	Enhanced returns through improving profitability and tight capital management No additional exceptional restructuring spend needed to deliver our upgraded targets	Improve ROIC >300bps by 2013

> >	Targeting around £700m per annum of free cash flow by 2013 Benefits of higher performance and significant cash generation delivered to shareholders	Dividend Growth double digit

Reject Kraft’s Offer	7

Cadbury enters 2010 with
excellent
revenue growth momentum
>	Cadbury’s revenue grew by an average of 6%‡ per annum in the period 2004–2009

>	In 2009, despite the weak global economy, Cadbury achieved 5%‡ revenue growth, ahead of its peer group average, driven by growth in emerging markets and new product innovation

>	In H2 2009, revenue growth was 6%‡ and Cadbury enters 2010 with excellent momentum

Drivers of Cadbury’s growth in 2010 and beyond
For example...

Strength in emerging markets	Build on our strong positions to drive our share of revenue from emerging markets from 37%‡ to 45% by 2013	delivering 10-12% p.a. growth in 2010-2013

Investing in our advantaged brands	Capitalise on key growth trends with focus brands supported by further increasing marketing investment and effectiveness	investing 10%+ of revenue in marketing

Investing in innovation	Continue to invest in exciting new product innovations that drive growth and improve margins	driving an innovation rate of ~15%

Further improving distribution	Continue to improve our distribution strength, particularly in emerging markets, leading to increased market share and efficiencies	building distribution to over 600,000 direct outlets in south america

Significant ‘white-space’ opportunity	Expand into adjacent territories and introduce new categories to existing markets	launching gum in india

cadbury is well positioned to deliver its long-term revenue growth target of 5–7% p.a.
‡  Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

8	Reject Kraft’s Offer

Specific initiatives to
drive margin
improvement

Targeted margin
	% of 2009		improvement
	revenue	2010 Initiatives	2010–13

Cost of goods sold	•%	> Transfer of production to Poland > Benefit of recent European site closures > Manufacturing and procurement efficiencies	150–250bps improvement

Sales, general & administration	•%	> Benefits of previously announced SG&A reduction programme in Europe > SG&A growth to be held below inflation providing substantial operating leverage > Facilities management outsourcing programme	200–300bps improvement

Marketing	•%	> Increased investment to drive long-term growth > Concentration of spend behind focus brands	Increase 50–75bps

Business improvement costs	•%	> Upfront investment in continuous improvement and procurement initiatives	Increase 25–50bps

Other costs	•%	> Further initiatives to optimise distribution and warehousing costs	Broadly flat

Total margin improvement

2009 Trading margin		2013 Trading margin target

driving progress to achieve
our 16–18% margin target
*   This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)
‡   Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

Reject Kraft’s Offer	9

Kraft’s offer completely
misses the
value
we have already
created in Cadbury

	Implied value per Cadbury Share	EBITDA multiple
> Comparable confectionery transactions have taken place at multiples of between 14.3x and 18.5x historical EBITDA		18.5x
Mars/Wrigley

17.0x
Perfetti/Van Melle

		15.5x	Wrigley/Hershey (Proposed, not completed)
> Cadbury, in 2002, acquired Adams for 14.3x EBITDA		c. 15.0x
Wrigley/Kraft Candy

14.3x
Cadbury/Adams

> At Kraft’s offer value, you would be selling Cadbury for just 12.0x 2009 EBITDA*‡
Kraft’s offer
		12.0x	for Cadbury 770p

*   This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)
‡   Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

10	Reject Kraft’s Offer

By its own benchmarks, Kraft is
     not offering
                 a fair price
>	During Kraft’s acquisition of Danone Biscuits in 2007, Kraft highlighted that a 14x EBITDA multiple was the average price paid in large branded food acquisitions

‘Multiples for [the Danone Biscuits acquisition] are very much in line with transactions of similar size for strong brands in the food industry. Specifically on a multiple of EBITDA, this transaction would be 13.2 times versus an average of 14 times for other large branded food transactions.’

Irene Rosenfeld, Kraft Foods Chairman & CEO, 3 July 2007
>	As Kraft has pointed out, confectionery is amongst the most attractive categories in branded food

‘Confectionery is an attractive category and it is one that is experiencing strong growth across segments. Gum, in particular, has enjoyed the most rapid growth capitalising on its health and functional benefits.’

Irene Rosenfeld, Kraft Foods Chairman & CEO, 8 September 2009
>	Cadbury, as a pure-play confectionery company, and with one-third of its business in gum, deserves a premium, not a discount
>	Today’s S&P 500 P/E multiple is similar to the P/E multiples at the time of the comparable confectionery transactions, contrary to Kraft’s assertion that these multiples should be adjusted as a result of economic developments don’t let kraft steal
your company

Reject Kraft’s Offer	11

You are being offered shares in Kraft,
           an unfocused
conglomerate

Kraft is an unfocused conglomerate... ...with lower exposure to faster- growing emerging markets

12	Reject Kraft’s Offer

 Kraft is exposed to
unappealing
                    categories

Kraft’s margins are exposed to high private label penetration... ....and Kraft has been unable to develop its market share kraft’s business is
unattractive
# Market share data includes the impact of any acquisitions and/or disposals

Reject Kraft’s Offer	13

Kraft over-commits
             and
under-delivers

‘By 2009, we’ll hit our stride. We’ll fully realize the financial benefits of our investments and deliver our long-term targets of at least 4% organic net revenue growth and 7% to 9% EPS growth.’

Irene Rosenfeld, Kraft Foods Chairman & CEO, 20 February 2007

Despite this commitment in 2007, Kraft is set to miss its original 2009 targets by a wide margin

Commitment made in 2007	Downgraded target in 2009

Revenue growth	At least 4%	2%

EPS growth	7–9%	4%
Kraft has failed to deliver its revenue and EPS targets for 2009, which were set out in the same year as Cadbury’s successful Vision into Action plan, and were less ambitious in comparison

Despite Kraft’s expensive restructuring programme, margins have fallen
Performance since restructuring began in 2004

Restructuring costs	$3bn	-200bps	fall in adjusted margin

14	Reject Kraft’s Offer

Kraft’s stock
underperforms
>	Kraft’s stock has underperformed its peer group by 42% since its IPO

>	Kraft’s underperformance of 54% in pounds sterling is even more marked, giving greater uncertainty as to the true value of Kraft shares to Cadbury shareholders

Kraft’s share price performance vs. its peers (13 June 2001 – 7 January 2010)

Kraft’s weak past performance
casts doubt on its ability to deliver

Reject Kraft’s Offer	15

Compelling reasons to
reject  kraft’s offer

Cadbury has outperformed its original Vision into Action objectives, and is confident of delivering its upgraded targets
>	Historical average annual revenue growth of 6% from 2004–2009‡
>	370bps of margin improvement to 13.5% delivered in just two years*‡
>	Clear benefits of pure-play confectionery model

Cadbury expects to create significant shareholder value in the coming years
>	Excellent momentum going into 2010
>	Strong revenue growth and further margin improvement targeted
>	Upgraded targets expected to deliver significant incremental profitability and strong cash generation
>	Cash to be used for reinvestment, cash returns and debt reduction, creating value for shareholders

Kraft’s offer is derisory, valuing Cadbury at only 12.0x EBITDA*‡
>	Lower than any comparable transaction in the sector (14.3–18.5x EBITDA)
>	Significant discount to Kraft’s publicly stated large branded food transaction benchmark of 14x
>	Fails to reflect Cadbury’s strong 2009 performance, its materially upgraded financial targets and increases in sector share prices (+12% since Kraft’s approach), all of which reinforce our belief that Cadbury’s value has increased

Kraft shares have significantly underperformed
>	Down over 40% compared to its peers since IPO
>	An unfocused, conglomerate business model with exposure to lower growth categories
>	Kraft has a track record of missed financial targets

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)
‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

16	Reject Kraft’s Offer

don’t let
        kraft
steal
your
company

Cadbury is delivering higher
performance and higher value
Do not complete any form of acceptance

Reject Kraft’s Offer	17

 sources
            and bases
     Sources of Information and Bases of Calculation

Nothing in this ‘sources and bases’ section (other than the Profit Estimate) is intended to be a profit forecast or a profit estimate and no statement in this ‘sources and bases’ section should be interpreted to mean that the earnings per Cadbury Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.
The relevant sources of information and bases of calculation are provided below in the order in which such information appears in this document. Where such information is repeated in this document, the underlying sources and bases are not repeated.
a)	Unless otherwise stated in this document:
(i)	All financial information relating to Cadbury has been extracted or derived (without any adjustments) from either annual reports and accounts of Cadbury, other information made publicly available by Cadbury, Cadbury’s management sources or the Profit Estimate set out in Appendix 2 of this document;

(ii)	References to trading profit refer to underlying profit from operations and references to trading margin and margin refer to underlying operating margin, as set out in Appendix 2 of this document;

(iii)	References to 2009 revenue, EBITDA, trading profit and trading margin refer to Cadbury’s unaudited estimated performance for the financial year ended 31 December 2009;

(iv)	This document does not constitute or include Cadbury’s preliminary statement of annual results (for the purpose of the Listing Rules) or statutory accounts for the financial year ended 31 December 2009;

(v)	All information regarding the Offer is sourced from the Offer Documents dated 4 December 2009 and any other public material made available by Kraft;

(vi)	Values stated throughout this document have been rounded and are given to the stated number of decimal places;

(vii)	Information contained in this document regarding market share, market size, market position and market growth in the global and regional chocolate, gum, candy or total confectionery markets is sourced from Cadbury’s management estimates and calculations based upon data from Euromonitor Passport (Euromonitor), AC Nielsen (Nielsen) and Information Resources Inc (IRI), peer company annual reports and other public filings.
b)	The relevant bases of calculation and sources of information contained in this document which repeat information contained in the First Circular are set out in the ‘sources and bases’ section of the First Circular.
c)	The statement that Kraft’s conglomerate business model is unappealing and its track record is poor is addressed in points (k,l,m,ae,ah) of this document.
d)	The statement that Kraft’s offer is even more unattractive today than it was when Kraft made its formal offer is based on the following: (a) Cadbury performance is ahead of the objectives set out at the beginning of 2009, (b) Cadbury has also materially upgraded its long term targets to constant currency revenue growth 5–7% and 16–18% constant currency margin, as announced in Cadbury’s First Circular, and (c) the increases in the share prices and the P/E multiples of Cadbury’s peer group as set out below.
e)	The statement that Cadbury’s performance is ahead of the objectives set out at the beginning of 2009 is based on Cadbury’s constant currency organic revenue growth of 5%‡, a constant currency margin increase of 155bps*‡ and an actual currency margin of 13.5%*‡ in 2009, in the context of the information referenced below:
(i)	In Cadbury’s 2008 full year results press release dated 25 February 2009, Todd Stitzer, Cadbury CEO, stated: “Whilst we will not be immune from the continued weak economic environment, at this early stage in 2009, we expect to deliver revenue growth around the lower end of our 4–6% goal range and to make good progress toward our goal of mid-teens margins by 2011”;

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)
‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

18	Reject Kraft’s Offer

(ii)	In Cadbury’s 2009 half year results press release dated 29 July 2009, Todd Stitzer, Cadbury CEO, stated: “Looking forward for the year as a whole, given the continuing economic uncertainty, we reconfirm our guidance to deliver revenue growth around the lower end of our 4–6% goal range. In addition, we now expect to deliver a full year margin increase of between 80–100 basis points in constant currency”;
(iii)	In Cadbury’s 2009 Interim Management Statement, dated 21 October 2009 Todd Stitzer, Cadbury CEO, stated: “We have great momentum in our business and our confectionery strategy continues to yield benefits beyond expectations. In the third quarter we have delivered growth in every category and every business. At the same time, we have maintained our investments in innovation and marketing to reinforce our commitment to delivering future growth. As a result, despite lapping strong fourth quarter comparatives from 2008, we are increasing our guidance for revenue growth to be around the middle of our 4–6% goal range for the year as a whole and our underlying operating margin improvement to be at least 135bps in constant currency in 2009.”

The below table shows the recent historical broker consensus revenue and EBITDA forecasts for the year ended 2009, sourced from Datastream, at each of these different dates, with the addition of 4 September 2009, immediately prior to Kraft’s Rule 2.4 announcement. The table also shows the revenue and Profit Estimate EBITDA figures for 2009 as detailed earlier in this document.

						2009
		Growth vs.	2009		Growth vs.	EBITDA
	Revenue	2008	EBITDA		2008	margin
	(£m)	(%)	(£m)		(%)	(%)

29 July 2009	5,907	9.9%	962		15.9%	16.3%
4 September 2009	5,906	9.9%	960		15.6%	16.2%
21 October 2009	5,907	9.9%	977		17.7%	16.5%
Profit estimate‡	£6.0bn	11%	1,018	*	23%*	17.0%	*

Reported 2008 revenue from continuing operations was £5,384m with EBITDA of £830m
f)	The statement that Cadbury has taken market share from competitors in many of its markets is based on MAT (Moving Annual Total) confectionery market share data from Nielsen/IRI as available at the latest practicable date for each market. Cadbury gained share in the following markets: United Kingdom, Turkey, South Africa, Mexico, Japan, India, Brazil, Venezuela, Colombia, Belgium, Denmark, Netherlands, Norway, Sweden, Greece, Portugal, Poland and Ireland.
g)	The reference to increased margins by 370 bps*‡ for the period 2007–09 is based on Cadbury’s margin improvement from 9.8%, as reported in Cadbury’s FY 2007 results presentation dated 19 February 2008, to 13.5%*‡ for the year ended 31 December 2009, including the impact of foreign exchange rate movements during the period. Cadbury’s margin for 2009 is based on the Profit Estimate of 155bps*‡ margin improvement in 2009 on a constant currency basis plus additional impact from foreign exchange rate movements during the year. The table below sets out further detail. Data on margin (%) is rounded to the nearest tenth of one percent and improvement (bps) is rounded to the nearest 5bps. These figures assume a trading profit of £808m*‡ in 2009 and £473m in 2007 (implying a 31%*‡ CAGR from 2007–09 on an actual currency basis).

	Margin	Improvement
	(%)	(bps)		Source

FY 2007	9.8%			FY 2008 Results
Sale of Australia				Presentation
Beverages		30bps		(February 2009)
FY 2007 Re-presented	10.1%

Constant currency				FY 2008 Results
improvement (2008)		150bps		Presentation
Foreign Exchange (2008)		30bps		(February 2009)
FY 2008	11.9%

Constant currency
improvement (2009)		155bps	*‡
Foreign Exchange (2009)		5bps	*‡

Improvement to
FY 2009 (incl. FX)	13.5%*‡	370bps	*‡

h)	The reference to over 70% of the total projected margin uplift having already been achieved in the first two years of the Vision into Action programme is based on the 370bps*‡ improvement in trading margin from 2007–09 versus an assumed Vision into Action target of c.500bps in the original Vision into Action plan.
i)	The reference to the 12.0x Cadbury’s 2009 EBITDA*‡ multiple is based on the value of Kraft’s offer for the entire issued and to be issued share capital, plus Cadbury’s estimated adjusted net debt at 31 December 2009, all divided by Cadbury’s EBITDA*‡ for the year ended 2009, the sources for which are set out as below:
(i)	The offer value of £10.9bn is based on the following:

–	300p in cash per Cadbury Share and 0.2589 new Kraft Shares per Cadbury Share as per the Offer Document;

–	Kraft’s closing share price of US$28.90, as quoted by NYSE on 7 January 2010 (being the latest practicable date prior to the publication of this document);

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)
‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

Reject Kraft’s Offer	19

Sources and Bases continued
–	Exchange rate of US$1.59365 to £1.00, as quoted by WM/Reuters on 7 January 2010 (being the latest practicable date prior to the publication of this document);

–	Cadbury’s issued and to be issued share capital is based on 1,373,783,106 Cadbury Shares in issue as at 7 January 2010 (being the latest practicable date prior to publication of this document) as disclosed by Cadbury in its Regulatory Information Service announcement made in accordance with Rule 2.10 of the Takeover Code dated 7 January 2010 and up to a further 39,478,935 Cadbury options and shares that could be issued to satisfy the exercise and vesting of options and awards under the Cadbury share schemes as at the close of business on 7 January 2010 (being the latest practicable date prior to publication of this document).

(ii)	Estimated adjusted net debt as of 31 December 2009 of £1,374m is based on:

–	Estimated unadjusted net debt of £1,494m as per Cadbury’s management estimates and foreign exchange rates at 31 December 2009;

–	Less book value of associates of £28m and trade investments of £1m plus minority interest of £20m, estimated as of 31 December 2009 as per Cadbury’s management estimates and using foreign exchange rates at 31 December 2009. The estimated book value of associates is principally comprised of Cadbury’s 20% stake in Camelot;

–	Less £100m which would be received from the exercise of options pursuant to the adjustment to the number of shares as stated in (i) above. It should be noted that in the Offer Document, Kraft appears to have used an inconsistent methodology which adjusted the number of shares outstanding for the full number of options but did not make any corresponding adjustment to net debt for receivable proceeds from exercise of these options;

–	Less £11m which would be received from the 1,465,593 Cadbury Shares held by the Cadbury Schweppes Employee Trust pursuant to the adjustment to the number of Cadbury Shares as stated in (i) above.

(iii)	EBITDA of £1,018m*‡ based on an underlying profit from operations of £808m*‡ plus underlying depreciation and amortisation of £210m‡ as per the Profit Estimate, All figures are adjusted for the effect of currency based on foreign exchange rates at 31 December 2009.
j)	The reference to Kraft’s highlight of the average multiple for large branded food transactions being 14x EBITDA is extracted from the transcript of comments made by Irene Rosenfeld, Kraft’s Chairman and CEO, on the conference call held on 3 July 2007 at 8:00am ET, related to the announcement of Kraft’s plans to acquire Groupe Danone’s global biscuit business – “As slide 5 shows, the multiples for this transaction are very much in line with transactions of similar size for strong brands in the food industry. Specifically on a multiple of EBITDA, this transaction would be 13.2 times versus an average of 14 times for other large branded food transactions. It is important to note that over 25% of the Danone Biscuits business is in emerging markets.”

k)	The statement that Kraft is a low growth conglomerate is based on the low expected growth rate of Kraft’s revenues (2% expected growth in 2009, sourced from the announcement released by Kraft on 3 November 2009, compared to 5%‡ for Cadbury in 2009) and Kraft’s operations spanning multiple different categories, as shown in the 2008 Kraft Fact Sheet, published on Kraft’s website at http://www.kraftfoodscompany.com/ assets/pdf/2008_Kraft_Fact_Sheet.pdf.

l)	The reference to Kraft’s history of underperformance and missed targets is based on its lowered revenue and earnings growth targets for 2009 versus the targets that it originally announced in 2007, in particular:
(i)	The original target of 4% revenue growth for 2009, based on the 2008 Q3 results announcement dated 29 October 2008 – “The company reiterated its 2009 guidance for organic net revenue growth of at least 4%”;

(ii)	The current forecast of 2% revenue growth for 2009, based on the 2009 Q3 results announcement dated 3 November 2009 – “The company also revised its forecast for 2009 organic net revenue growth to be approximately 2%”;

(iii)	The original EPS growth target of 7–9% for 2007–09, sourced from the Kraft 2007 Consumer Analyst Group of New York (CAGNY) presentation on 20 February 2007;

(iv)	The current EPS growth expectation of 4% for 2009 is based on the reported diluted EPS of $1.90 for 2008 sourced from Kraft’s Form 8-K filed on 26 March 2009 and its diluted guidance of $1.97 for 2009 sourced from Kraft’s 2009 Q3 Form 10-Q filed on 3 November 2009.

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

20	Reject Kraft’s Offer

m)	The reference to Kraft’s shares having significantly underperformed their peer group since IPO in 2001 is based on:
(i)	Kraft’s share price performance since IPO, in local currency, of –7% calculated from Kraft’s IPO price of $31.00 compared to the closing price of $28.90 as of 7 January 2010 (being the latest practicable date prior to publication of this document), and sourced from FactSet;

(ii)	The share price performance of Kraft’s peer group over the same period of +35%, is based on the development of an equally-weighted index comprised of Kraft’s peers as defined in Kraft’s Form 10-K filing for the year ended 31 December 2008, as also detailed in the First Circular’s sources and bases. Share price information is sourced from FactSet.
n)	The reference to the weakest economic conditions in 80 years is based on the statement: “...the world has been through the most severe financial crisis since the Great Depression. The crisis in turn sparked a deep global recession, from which we are only now beginning to emerge,” sourced from the speech given by Chairman Ben Bernanke at the Federal Reserve Bank of Kansas City’s Annual Economic Symposium, Jackson Hole, Wyoming on 21 August 2009.

o)	The reference to gaining or holding share in markets where Cadbury generates over 70% of its revenue is based on market share gains in the following markets: United Kingdom, Turkey, South Africa, Mexico, Japan, India, Brazil, Venezuela, Colombia, Belgium, Denmark, Netherlands, Norway, Sweden, Greece, Portugal, Poland, Ireland and the USA. The analysis covers markets representing 90% of the Company’s revenues; the remaining 10% is accounted for by markets that are too small or where data is not available.

p)	The revenue and trading margin shown for 2007, 2008, and 2009 are in actual currency.

q)	The reference to average annual organic revenue growth of
c. 6%‡ for the period 2007–09 is based on the 7% organic annual revenue growth for the year ended 2008 sourced from Cadbury’s full year 2008 results presentation, dated 25 February 2009, and Cadbury’s 2009 annual revenue growth of 5%‡ in constant currency.
r)	The reference to Cadbury’s consistent record of delivering above-market organic growth is based on:
(i)	the compound annual growth rate, by retail sales value and in fixed 2009 US dollars, of the confectionery category of 5.1%, sourced from Euromonitor over the period 2004–2008;

(ii)	the compound annual growth rate, by retail sales value and in fixed 2009 US dollars, of Cadbury of 6.4%, sourced from Euromonitor over the period 2004–2008. The retail sales value for Cadbury in 2008 has been adjusted to exclude the acquisition of Green & Blacks Ltd (2005), Kandia-Excelent SA (2007), Sansei Foods Co Ltd (2007) and Intergum Gida Sanayi Ve Ticaret AS (2007). No adjustment to the retail sales value in 2004 is required. The adjustment to retail sales value for these acquisitions has been made by reference to an assessment of the brands acquired or disposed.
s)	The reference to best-in-class peer group margins is based on Cadbury’s management’s review of operating margins reported by listed peers and management estimates for unlisted peers. The margins for listed peers (and Wrigley prior to its merger with Mars are set out below):
(i)	Wrigley’s fiscal year 2007 operating margin was 17.9% (Wrigley 2007 Form 10-K). Wrigley merged with Mars in 2008;

(ii)	Hershey’s fiscal year 2008 underlying EBIT margin was 15.0%, based on non-GAAP EBIT excluding items affecting comparability of $770.6 million (Hershey 2008 Form 10-K) and net revenues of $5,132.8 million (Hershey 2008
Form 10-K);

(iii)	Lindt’s fiscal year 2008 EBIT margin was 12.3% (Lindt 2008 Annual Report, English Version);

(iv)	As set out in the First Circular, Cadbury’s management view is that Wrigley and Hershey are Cadbury’s closest peers in gum and chocolate respectively.
t)	The reference to lower capital expenditure as a percentage of revenue is to capital expenditure at around 4–5% of revenue, as shown in the First Circular on page 17. Cadbury’s 2008 capital expenditure as a percentage of revenue was 7.6%, based on capital expenditure (continuing operations) of £410m (Cadbury’s 2008 results presentation on 25 February 2009) and revenue of £5,384m (Cadbury’s 2008 Annual Report and Accounts).

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

Reject Kraft’s Offer	21

Sources and Bases continued
u)	The reference to no additional exceptional restructuring spend being needed to deliver upgraded targets reflects the fact that there will be no incremental below the line restructuring costs beyond those previously announced as part of Vision into Action or required as part of acquisitions and disposals.

v)	The reference to Cadbury’s 2009 growth being ahead of its peer group average is based on the comparison of Cadbury’s 5%‡ growth for 2009 and the average growth rate of 3% for the peer group comprised of Campbell Soup Company, Colgate-Palmolive Company, Groupe Danone, General Mills Inc, H. J. Heinz Company, Kellogg Company, Kraft Foods Inc, Lindt & Sprungli AG, Nestlé SA, PepsiCo Inc., Procter & Gamble Company, Sara Lee Corporation, Reckitt Benckiser Group PLC, Hershey Foods Corporation and Unilever PLC.

The peer group’s 2009 growth rate of 3% is the average of the organic growth (year-on-year, as reported or adjusted based on disclosed impact of factors affecting comparability such as foreign currency exchange, perimeter change, incomparable length of reporting periods) for the latest reported twelve months where available, or the longest reported period in 2009, in particular:
(i)	for Campbell Soup, 0%, based on a weighted average of the reported revenue growth rates, adjusted for the stated effects of movement in foreign exchange rates, changes in consolidation perimeter, and incomparability of reporting period lengths, for the quarters to October 2009, July 2009, April 2009 and January 2009, sourced from the “Selected quarterly financial information” documents available on Campbell Soup’s company website;

(ii)	for Colgate-Palmolive, 7.5%, based on a weighted average of the organic growth rates for the nine months to September 2009 and the quarter to December 2008, sourced from Colgate-Palmolive’s Forms 8-K filed on 29 October 2009 and 29 January 2009, respectively;

(iii)	for Danone, 3.2%, based on a weighted average of the
like-for-like growth rates for the nine months to September 2009 and the quarter to December 2008, sourced from the Danone press releases dated 23 October 2009 and 11 February 2009, respectively;
(iv)	for General Mills, 3.3%, based on a weighted average of the reported revenue growth rates, adjusted for the stated effects of movement in foreign exchange rates and incomparability of reporting period lengths, for the six months to November 2009 and the quarters to May 2009 and February 2009, sourced from General Mills’ Form 8-K filed 17 December 2009, Form 8-K filed 1 July 2009, and Form 10-Q filed 18 March 2009, respectively;

(v)	for Heinz, 2.3%, based on a weighted average of the reported organic revenue growth rates for the six months to October 2009 and the quarters to April 2009 and January 2009, sourced from Heinz’s Forms 8-K filed 24 November 2009, 28 May 2009, and 24 February 2009, respectively;

(vi)	for Hershey, 5.2%, based on the reported revenue growth rate, adjusted for the stated impact of movements in foreign exchange rates and acquisitions, for the nine months ended 4 October 2009, sourced from Hershey’s Form 10-Q filed 12 November 2009;

(vii)	for Kellogg, 3.2%, based on a weighted average of the “internal revenue growth” rates for the nine months to September 2009 and the quarter to December 2008, sourced from Kellogg’s press releases dated 29 October 2009 and 5 February 2009, respectively;

(viii)	for Kraft Foods, 2.5%, based on a weighted average of the organic growth rates for the nine months to September 2009 and the quarter to December 2008, as reported in Kraft’s Form 10-Q filed 3 November 2009 and Kraft’s Form 8-K filed 26 March 2009, respectively;

(ix)	for Lindt, 0.2%, based on the reported organic revenue growth for the six months to June 2009, sourced from the first half 2009 results press release dated 25 August 2009;

(x)	for Nestlé, 3.6%, based on the reported organic revenue growth for the nine months to September 2009, sourced from the 2009 nine month revenue announcement published 22 October 2009;

(xi)	for PepsiCo, 4.7%, based on a weighted average of the reported revenue growth rates, adjusted for the disclosed effects of movement in foreign exchange rates and acquisitions, sourced from PepsiCo’s Form 10-Q filed 8 October 2009 and PepsiCo’s press release dated 13 February 2009, respectively;

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

22	Reject Kraft’s Offer

(xii)	for Procter & Gamble, 1.0%, based on a weighted average of the reported organic growth rates for the quarters ended September 2009, June 2009, March 2009, and December 2008, sourced from Procter & Gamble’s press releases dated 29 October 2009, 5 August 2009, 30 April 2009, and 30 January 2009, respectively;

(xiii)	for Reckitt Benckiser, 7.2%, as the weighted average of
the constant currency growth rate for the nine months to
September 2009 sourced from Reckitt Benckiser’s press
release dated 27 October 2009 and the like-for-like growth
rate for the quarter to December 2008 sourced from Reckitt
Benckiser’s press release dated 11 February 2009;

(xiv)	for Sara Lee, 0.6%, based on a weighted average of the “adjusted revenues” growth rates for the quarters to September 2009, June 2009, March 2009, and December 2008, sourced from Sara Lee’s press releases dated 5 November 2009, 12 August 2009, 7 May 2009, and 4 February 2009, respectively;

(xv)	for Unilever, 4.9%, based on a weighted average of the “underlying revenue growth” rates for the nine months to September 2009 and the quarter to December 2008, sourced from Unilever’s press releases dated 5 November 2009 and 5 February 2009, respectively.
w)	The reference to 600,000 direct outlets in South America is based on management estimates.

x)	The cost items shown as a % of 2009 revenue are based on actual currency.

y)	The reference to Kraft’s offer for Cadbury of 770p is based on Kraft’s offer of 300p cash per Cadbury Share and 0.2589 new Kraft Shares per Cadbury Share, as stated in Kraft’s Offer Document. The value of 0.2589 new Kraft Shares per Cadbury Share is calculated based on Kraft’s closing share price of US$28.90 on 7 January 2010 (being the latest practicable date prior to the publication of this document) as quoted by NYSE and an exchange rate of US$1.59365 to £1.00 on 7 January 2010 (being the latest practicable date prior to the publication of this document) as quoted by WM/Reuters.
z)	The referenced implied value per Cadbury Share at various multiples are based on the application of each precedent transaction multiple for Cadbury’s EBITDA*‡ for the year ended 31 December 2009, less Cadbury’s estimated adjusted net debt, all divided by Cadbury’s issued and to be issued share capital as referenced above.

aa)	The reference to Cadbury having acquired Adams in 2002 is based on Cadbury’s press release relating to the transaction dated 17 December 2002. Cadbury announced the completion of the acquisition of Adams in a press release dated 31 March 2003.

ab)	The reference to Kraft’s own benchmarks is extracted from the transcript of comments made by Irene Rosenfeld, Kraft’s Chairman and CEO, which refer to the average multiple for large branded food transactions of 14x EBITDA as set out in (j). The reference to Kraft not offering a fair price is based on the current value of Kraft’s offer of 12.0x Cadbury’s 2009 EBITDA*‡.

ac)	The quote from Irene Rosenfeld, Kraft’s Chairman and CEO, on confectionery being an attractive category is sourced from the 8 September 2009 12:00pm GMT conference call transcript – “As you know, confectionery is an attractive category and it is one that is experiencing strong growth across segments. Gum, in particular, has enjoyed the most rapid growth capitalizing on its health and functional benefits.”

ad)	The reference to today’s S&P 500 P/E multiple being similar to the P/E multiple at the time of the comparable confectionery transactions is based on:
(i)	The trailing twelve month P/E multiple of the S&P 500, based on IBES data sourced from FactSet as at the relevant transaction date:
(1)	For Perfetti/Van Melle, 23.3x as of 15 January 2001;

(2)	For Wrigley/Hershey, 18.1x as of 18 September 2002;

(3)	For Cadbury/Adams, 18.7x as of 17 December 2002;

(4)	For Wrigley/Kraft Candy, 18.4x as of 15 November 2004;

(5)	For Mars/Wrigley, 16.0x, as of 28 April 2008;

(6)	For Kraft/Danone Biscuits, 16.7x as of 3 July 2007.
(ii)	Compared to the current last twelve months S&P 500 P/E multiple of 18.7x as of 7 January 2010 (being the latest practicable date prior to the publication of this document).

Reject Kraft’s Offer	23

Sources and Bases continued
ae)	The reference to Kraft being an unfocused conglomerate is based on Kraft’s operations spanning multiple different categories, including (as reported in the 2008 Kraft Fact Sheet, published on Kraft’s website at http://www.kraftfoodscompany.com/assets/pdf/ 2008_Kraft_Fact_Sheet.pdf): Grocery, Snacks, Beverages, Cheese and Convenient Meals.

af)	Kraft’s revenue by segment is sourced from the 2008 Kraft Fact Sheet, published on Kraft’s website at http://www.kraftfoodscompany.com/assets/pdf/ 2008_Kraft_Fact_Sheet.pdf. The 12% contribution of confectionery to revenue is sourced from the Kraft 2008 Form 10-K filing.

ag)	The reference to developing markets accounting for 20% of Kraft’s revenue is based on the restated segmental disclosure for 2008 given by Kraft in a Form 8-K filed 26 March 2009.

ah)	The reference that Kraft is exposed to unappealing categories is based on Kraft’s exposure to the categories shown on page 13 of this document, which are the five largest, by retail sales value for Kraft in 2008, as sourced from Euromonitor and are at the same level as confectionery in the Euromonitor hierarchy of categorisation. These categories are unappealing due to their high private label penetration and are categories where Kraft has lost market share (as set out below).

ai)	The referenced data on private label penetration and 2004–2008 market share development in key categories is sourced from Euromonitor, based on historical retail sales value for the World geography at fixed 2009 exchange rates, unless otherwise specified below:
(i)	Key categories are those that are largest, by retail sales value, for each company in 2008, as sourced from Euromonitor;

(ii)	Private label penetration data is calculated as the US dollar value of private label retail revenue, as sourced from Euromonitor, divided by the total market size for the relevant category;

(iii)	The 2004 and 2008 market shares underlying the 2004–2008 change in market share charts are calculated as the US dollar value of company retail sales, as sourced from Euromonitor, divided by the total market size for the relevant category. The 2004–2008 change in market share referenced in the charts represents the difference between the two market shares, expressed in basis points. The market share data for Euromonitor is as reported and is therefore inclusive of the effects of acquisitions and/or disposals.
aj)	The quote from Irene Rosenfeld, Kraft’s Chairman and CEO, referring to 4% organic net revenue growth and 7% to 9% EPS growth by 2009 is sourced from the Kraft 2007 Consumer Analyst Group of New York (CAGNY) conference presentation on 20 February 2007 – “By 2009, we’ll hit our stride. We’ll fully realize the financial benefits of our investments and deliver our long-term targets of at least 4% organic net revenue growth and 7% to 9% EPS growth.”

ak)	The reference to Kraft’s commitments on revenue and EPS targets being less ambitious in comparison to Cadbury’s revenue and margin targets set out in the Vision into Action plan, announced in June 2007, is based on the following:
(i)	Kraft’s organic revenue target of at least 4% is less ambitious than Cadbury’s organic revenue growth target of 4–6% per annum, announced in June 2007;

(ii)	Cadbury announced a target of achieving mid-teen trading margins, half a year before achieving a trading margin of 9.8% for the continuing business for the year ended 2007;

(iii)	Kraft announced a target of EPS growth of 7–9%, having reported diluted EPS growth (continuing operations) of 11.0% and 7.6% for the years ended 2005 and 2006, respectively, according to Kraft’s 2006 Form 10-K filing.
al)	The reference to Kraft investing $3bn in restructuring since 2004 is sourced from Kraft’s 2009 Q3 Form 10-Q filing.

am)	The reference to Kraft’s -200bps fall in adjusted margin since 2004 is based on Kraft’s reported operating margins, adjusted to remove exceptional or one-off costs.

Kraft’s net revenues in 2004 were $32,168m, in 2008 were $41,932m and in the first nine months of 2009 were $29,361m. Kraft’s compound annual organic revenue growth from December 2004 to December 2009 is expected to be 3.6%. Organic growth is defined as growth from pricing and volume/mix only and excludes the impact of currency movements, acquisitions/divestitures, benefit of 53rd week and other and assumes Kraft’s 2009 guidance for organic revenue growth of 2% as quoted in its 2009 Q3 Form 10-Q filing.

Kraft’s adjusted operating income is defined as reported operating income adjusted for: Kraft’s restructuring program implementation costs, equity impairment costs, asset impairment and exit costs, losses/(gains) on divestitures. Kraft identifies these items in their filings. Kraft’s adjusted operating income in 2004 was $5,315m, in 2008 was $5,064m and in the first nine months of 2009 was $4,272m. Kraft’s adjusted operating income therefore fell 1.2% on a compound annual growth basis from 2004–08.

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

24	Reject Kraft’s Offer

Kraft’s adjusted margin is defined as adjusted operating income divided by Kraft’s reported net revenues. Based on this methodology, Kraft’s adjusted margin is 16.5% in 2004, 15.3% in 2005, 14.8% in 2006, 13.2% in 2007, 12.1% in 2008 and 14.5% in the first nine months of 2009.

The data on Kraft’s revenues, operating income and adjustments to operating income are sourced from Kraft’s Form 10-Q dated 3 November 2009, Form 8-K dated 26 March 2009, Form 10-K dated 26 February 2008 and Form 10-K dated 1 March 2007.

The -200bps fall in adjusted margin is based on the difference between Kraft’s 14.5% adjusted margin in the first nine months of 2009 and Kraft’s 16.5% adjusted margin in 2004.

an)	The reference that Kraft’s stock underperforms is based on Kraft’s share price performance since its IPO on 13 June 2001 until 7 January 2010 (being the latest practicable date prior to the publication of this document) compared to the stock price performance of Kraft’s peer group.

Kraft’s peer group is an equally-weighted index comprised of Kraft’s peers as defined in Kraft’s 10-K filing for the year ended 31 December 2008. The peer group is Cadbury plc, Campbell Soup Company, The Clorox Company, The Coca-Cola Company, Colgate-Palmolive Company, ConAgra Foods Inc, Diageo PLC, General Mills Inc., Groupe Danone, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestlé SA, PepsiCo Inc., Procter & Gamble Company, Sara Lee Corporation and Unilever N.V.

ao)	Kraft’s share price since IPO of -7% in USD and -19% in GBP is based on Kraft’s IPO price of $31.00 on 13 June 2001 compared to the closing price of $28.90 as of 7 January 2010 (being the latest practicable date prior to the publication of this document), converted into pounds sterling at the respective exchange rates on the two dates, sourced from FactSet. Kraft’s total shareholder return (“TSR”) performance over the same period of 17% in USD and 2% in GBP is sourced from Factset. Cadbury’s TSR performance was 30% between 13 June 2001 and 4 September 2009 (being the last trading day prior to Kraft’s Rule 2.4 announcement on 7 September 2009)
ap)	The reference to Kraft’s weak past performance is a reference to the underperformance of Kraft’s stock compared to Kraft’s peer group as shown on page 15.

aq)	The reference to 14% synergies achieved from the integration of Adams is sourced from the Cadbury Chairman’s statement on 12 September 2009 in response to Kraft’s letter dated 7 September 2009. The statement is available on the Cadbury Investors website www.cadburyinvestors.com.

ar)	The reference to Cadbury’s strong 2009 performance is based on Cadbury achieving 2009 performance ahead of objectives set at the start of 2009, as set out above.

as)	The reference to our materially upgraded financial targets is based on the improved targets for growth, profitability, cash generation and returns as set out in the First Circular.

at)	The reference to increases in sector share prices is based on the share price movement of Cadbury’s peer group as defined in the First Circular. Since Kraft’s approach, shares in Cadbury’s peer group have risen, on average, 12% to 7 January 2010 (being the latest practicable date prior to publication of this document). This statement is also supported by the strong performance of the world’s main stock market indices. The S&P 500, DJIA, FTSE 100 and the Hang Seng rose 12%, 12%, 14% and 10% respectively over the same period. If Cadbury’s share price had performed in-line with the average of its peers, Cadbury’s share price would be higher than on 4 September 2009 (being the trading day prior to Kraft’s announcement of a possible offer for Cadbury). Adjusting Cadbury’s share price in-line with the average share price movement of Cadbury’s peers would not take into account Cadbury’s upgraded Vision into Action targets nor Cadbury’s 2009 performance ahead of objectives.

P/E multiple increases are based on Cadbury’s peer group as defined in the First Circular. Between 4 September 2009 and 7 January 2010 (being the latest practicable date prior to publication of this document), calendarised 2009, 2010 and 2011 P/E multiples of Cadbury’s peer group have all risen on average by 8%. The P/E multiple calculation is based on calendarised median IBES estimates. All data is sourced from FactSet.

‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

Reject Kraft’s Offer	25

appendix I
  Additional information

1. First Circular
This document should be read in conjunction with the First Circular, which is available on the Company’s website at www.cadburyinvestors.com. A copy of the First Circular is also available for inspection as described in paragraph 6.1 of Appendix 1.
Save as set out in this document, as at the Latest Practicable Date, the Directors are not aware of any material change to the information contained in the First Circular and in particular to the information set out in Appendix 1 of the First Circular in relation to: (i) interests and dealings; (ii) dealing arrangements; (iii) Directors’ service contracts; and (iv) material contracts.
2. Responsibility
The Directors accept responsibility for the information contained in this document, save that the sole responsibility accepted by the Directors in respect of information relating to Kraft contained in this document has been to ensure that such information has been correctly compiled from published sources and is correctly and fairly reproduced and presented. Subject to the aforesaid, the Directors confirm that to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and, where appropriate, does not omit anything likely to affect the import of such information.
3. Disclosure of interests and dealings
Definitions
3.1 Terms defined in paragraph 6 of Appendix 1 of the First Circular bear the same meaning in this paragraph 3, save that in this paragraph 3 the “disclosure period” means the period commencing on 10 December 2009 and ended on the Latest Practicable Date.
Interests in Kraft relevant securities
3.2 As at the Latest Practicable Date, the following persons (being connected advisers or persons controlling, controlled by or under the same control as a connected adviser (except exempt principal traders or exempt fund managers) to Cadbury) owned or controlled the following Kraft relevant securities:

Name	Type of interest	Purchased/written	Number of Kraft Shares

Goldman Sachs & Co.	Own	n/a	38,466 (short)

Goldman Sachs & Co. (as discretionary manager)	Own	n/a	207,327

Goldman Sachs Financial Markets	Own	n/a	3,356,947 (short)

Spear Leeds & Kellogg Specialists, LLC	Own	n/a	500

Goldman Sachs & Co.[1]	Call option	Purchased	12,268 contracts, each over 100 Kraft Shares

Goldman Sachs & Co.[1]	Call option	Written	8,928 contracts, each over 100 Kraft Shares

Goldman Sachs & Co.[1]	Put option	Purchased	20,580 contracts, each over 100 Kraft Shares

Goldman Sachs & Co.[1]	Put option	Written	5,944 contracts, each over 100 Kraft Shares

Goldman Sachs Financial Markets	Swap	Purchased	1,333,766

Goldman Sachs Financial Markets	Swap	Purchased	2,161,194

Goldman Sachs Financial Markets	Contract for difference	Written	78,294

Bank Morgan Stanley AG	Own	n/a	11,155

Bank Morgan Stanley AG	Own	n/a	11,155 (short)

Morgan Stanley Equity Services Inc.	Own	n/a	74,026

UBS Financial Services Inc.	Own	n/a	1,251,959

1	These interests have been aggregated in accordance with the City Code.

26	Reject Kraft’s Offer

Dealings in Kraft relevant securities
3.3 As at the Latest Practicable Date, the following dealings for value in Kraft Shares by a connected adviser or a person controlling, controlled by or under the same control as a connected adviser (except exempt principal traders or exempt fund managers) to Cadbury had taken place during the disclosure period2:

Name	Date of dealing	Transaction	Number of Kraft Shares	Price in US$
				(lowest-highest)

Goldman Sachs & Co.	10 December 2009 – 7 January 2010	Purchases	9,354,013	20.00[3] – 45.00[3]

Goldman Sachs & Co.	10 December 2009 – 7 January 2010	Disposals	9,375,168	0.00[4] – 42.50[3]

Goldman Sachs Financial Markets	10 December 2009 – 7 January 2010	Purchases	3	27.01 – 27.36

Goldman Sachs Financial Markets	10 December 2009 – 7 January 2010	Disposals	3,127	27.41 – 27.48

Goldman Sachs & Co. (as discretionary manager)	10 December 2009 – 7 January 2010	Purchases	54,400	27.47 – 27.48

Goldman Sachs & Co. (as discretionary manager)	10 December 2009 – 7 January 2010	Disposals	58,067	27.00 – 27.48

Goldman Sachs International	10 December 2009 – 7 January 2010	Purchases	125,000	27.00 – 27.00

Goldman Sachs International	10 December 2009 – 7 January 2010	Disposals	45,224	26.97 – 26.97

Spear Leeds & Kellogg Specialists, LLC	10 December 2009 – 7 January 2010	Purchases	223,100	26.52 – 29.13

Spear Leeds & Kellogg Specialists, LLC	10 December 2009 – 7 January 2010	Disposals	222,700	26.51 – 29.11

Goldman Sachs & Co.	10 December 2009 – 7 January 2010	Purchases of call options	14,962 option contracts, each over 100 Kraft Shares	0.05 – 9.00

Goldman Sachs & Co.	10 December 2009 – 7 January 2010	Sales of call options	6,717 option contracts, each over 100 Kraft Shares	0.01 – 7.60

Goldman Sachs & Co.	10 December 2009 – 7 January 2010	Purchases of put options	13,238 option contracts, each over 100 Kraft Shares	0.05 – 9.48

Goldman Sachs & Co.	10 December 2009 – 7 January 2010	Sales of put options	7,994 option contracts, each over 100 Kraft Shares	0.02 – 9.60

UBS Financial Services Inc.	10 December 2009 – 7 January 2010	Disposals	67,384	26.79 – 28.94

  2 These dealings have been aggregated in accordance with the City Code.
  3 Price from exercise of option transaction.
  4 Price from an Exchange Traded Fund redemption.
Interests in Cadbury relevant securities
3.4 As at the Latest Practicable Date, the unconditional interests in Cadbury Shares of each Director listed below have increased since 9 December 2009 (being the latest practicable date prior to publication of the First Circular) to the figures set out below:

Director	Number of Cadbury Shares

Roger Carr	53,158

Guy Elliott	15,390

Dr. Wolfgang Berndt	69,262	[5]

Colin Day	13,593

Baroness Hogg	3,229

Lord Patten	17,510

Raymond Viault	24,228	[6]

  5 Partially held in Cadbury ADS form (Dr. Berndt owns 32,794 Cadbury Shares and 9,117 Cadbury ADSs representing 36,468 Cadbury Shares).
  6 Held in Cadbury ADS form (Mr. Viault owns 6,057 Cadbury ADSs representing 24,228 Cadbury Shares).
As at the Latest Practicable Date, the interests in Cadbury Shares of Todd Stitzer and Andrew Bonfield were unchanged since 9 December 2009.

Reject Kraft’s Offer	27

Appendix 1 continued
3.5 As at the Latest Practicable Date, the following person (being an employee benefit trust of Cadbury) owned or controlled the following Cadbury relevant securities:

Name	Number of Cadbury Shares

Cadbury Schweppes Employee Trust	1,465,593

3.6 As at the Latest Practicable Date, the following persons (being connected advisers or a person controlling, controlled by or under the same control as a connected adviser (except exempt principal traders or exempt fund managers) to Cadbury) owned or controlled the following Cadbury relevant securities:

Name	Number of Cadbury Shares

Goldman Sachs Bank (as discretionary manager)	612

Goldman Sachs & Co.	49,714

Goldman Sachs & Co. (as discretionary manager)	3,712

UBS AG London Branch	137,800

UBS Financial Services Inc.	8,307

Dealings in Cadbury relevant securities
3.7 As at the Latest Practicable Date, the following dealings in Cadbury Shares and Cadbury ADSs by Directors had taken place during the disclosure period:

Number of Cadbury
Director	Date	Transaction	Shares/Cadbury ADSs	Price Paid

Dr. Wolfgang Berndt	4 January 2010	Purchase, following election to surrender part of Director’s fee for the acquisition of Cadbury Shares, pursuant to an agreement entered into outside of the Offer Period	1,389 Cadbury Shares	£8.03 per Cadbury Share

Roger Carr	4 January 2010	As above	1,621 Cadbury Shares	£8.03 per Cadbury Share

Colin Day	4 January 2010	As above	741 Cadbury Shares	£8.03 per Cadbury Share

Guy Elliott	4 January 2010	As above	1,332 Cadbury Shares	£8.03 per Cadbury Share

Baroness Hogg	4 January 2010	As above	556 Cadbury Shares	£8.03 per Cadbury Share

Lord Patten	4 January 2010	As above	1,158 Cadbury Shares	£8.03 per Cadbury Share

Raymond Viault	4 January 2010	Purchase, following election to surrender part of Director’s fee for the acquisition of Cadbury ADSs, pursuant to an agreement entered into outside of the Offer Period	359 Cadbury ADSs (representing 1,436 Cadbury Shares)	US$51.95 per Cadbury ADS

3.8 As at the Latest Practicable Date, the following dealings for value in Cadbury Shares by an employee benefit trust of Cadbury had taken place during the disclosure period7:

				Price
Name	Date of dealing	Transaction	Number of Cadbury Shares	(lowest-highest)

Cadbury Schweppes Employee Trust	10 December 2009 – 7 January 2010	Disposals	76,808	£7.78 – £8.04

   7 These dealings have been aggregated in accordance with the City Code.

28	Reject Kraft’s Offer

4. Additional information
Antitrust in the United States
4.1 According to Kraft, the required waiting period following the filing of a Premerger Notification and Report Form with the FTC and the Antitrust Division expired on 14 December 2009.
European Union competition filings
4.2 On 6 January 2010, the European Commission stated that it has cleared the proposed takeover on the condition that Kraft divest Cadbury’s Polish confectionery business marketed under the Wedel brand and Cadbury’s domestic chocolate confectionery business in Romania.
US litigation
4.3 On 30 September 2009, Steward International Enhanced Index Fund filed a purported shareholder derivative class action complaint against Roger Carr, Todd Stitzer, Andrew R.J. Bonfield, Wolfgang Berndt, Guy R. Elliott, Raymond Viault, Colin R. Day, Baroness Sarah Elizabeth Hogg and Lord Christopher Francis Patten (collectively, the “Steward Defendants”), and nominal defendant Cadbury plc, in the United States District Court for the District of New Jersey (the “Federal Court”). The action, captioned Steward International Enhanced Index Fund v. Roger Carr, et al., Docket No. 2:09-CV-05006-DMC-MF (the “Steward Complaint”), purports to assert claims against the Directors for alleged breaches of their fiduciary duties to Shareholders in connection with the Offer. The Steward Complaint seeks, among other relief, a declaration that the Steward Defendants are in breach of their fiduciary duties, an order requiring the Steward Defendants to act in accordance with their fiduciary duties and prohibiting the Steward Defendants from entering into any contractual provisions which harm Cadbury or its shareholders.
On 9 November 2009, Susan Dougherty filed a purported shareholder class action and derivative complaint against Roger Carr, Todd Stitzer, Andrew Bonfield, Wolfgang Berndt, Guy Elliott, Lord Patten, Raymond Viault, Baroness Hogg and Colin Day (collectively, the “Dougherty Defendants” and, together with the Steward Defendants, the “Defendants”), and nominal defendant Cadbury plc, in the Superior Court of New Jersey, Morris County: Chancery Division (the “State Court”). The action, captioned Dougherty v. Roger Carr, et al., Docket No. C-171-09 (the “Dougherty Complaint”), purports to assert claims against the Directors for alleged breaches of their fiduciary duties to Shareholders in connection with the Offer. The Dougherty Complaint seeks, among other relief, a finding that the Directors have breached their fiduciary duties and preliminary and permanent measures to prevent the Board from refusing to consider the Offer in good faith and from initiating any defensive measures. The complaint was purportedly served on Cadbury’s United States subsidiary on 9 December 2009. On 18 December 2009, the Dougherty Defendants removed the action to the Federal Court. At or around the same time, the plaintiff purported to serve an amended complaint (the “Dougherty Amended Complaint”), adding objections to various disclosures in Cadbury’s defence document. The plaintiff is also purportedly seeking a temporary restraining order, expedited discovery and a temporary injunction as to the Offer.
On 5 January 2010, a conference was held before Judge Cavanaugh of the Federal Court. The Steward and Dougherty actions were consolidated, with the Dougherty Amended Complaint designated as the operative complaint. At the hearing, the plaintiffs did not pursue their request for a temporary restraining order or a temporary injunction as to the Offer. The
Judge agreed with the Defendants that their motion to dismiss the consolidated case in its entirety should be heard before a ruling on expedited discovery or other interim relief. Oral argument on the Defendants’ motion to dismiss the Dougherty Amended Complaint has been scheduled for 21 January 2010. The Defendants believe that the claims made in the operative Dougherty Amended Complaint are without merit and intend to defend vigorously against this action.
5. Consents
5.1 Each of Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context in which they appear and to the inclusion herein of the report on the Profit Estimate set out in Appendix 2.
5.2 Deloitte LLP has given and not withdrawn its written consent to the inclusion herein of its report on the Profit Estimate set out in Appendix 2.
6. Documents available for inspection
6.1 Copies of the documents listed in paragraph 16 of Appendix 1 of the First Circular and the documents set out below will be available for inspection at the offices of Slaughter and May at One Bunhill Row, London EC1Y 8YY during normal business hours on any weekday (public holidays excepted) up to and including the end of the Offer Period:
(A)	this document;

(B)	the letters giving the consents referred to in paragraph 5 above;

(C)	the reports of each of Deloitte LLP and Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited required under Rule 28.3 of the City Code in relation to the Profit Estimate (set out in Appendix 2 to this document), and the letters of each of Deloitte LLP, Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Limited consenting to the issue of their respective reports on the Profit Estimate in the form and context in which such reports have been included in this document;

(D)	a full list of all dealings in Cadbury Shares by the Cadbury Schweppes Employee Trust from and including 10 December 2009 until the Latest Practicable Date;

(E)	a full list of all dealings in Kraft Shares by Goldman Sachs & Co., Goldman Sachs & Co. (as discretionary manager), Goldman Sachs Financial Markets, Goldman Sachs International and Spear Leeds & Kellogg Specialists, LLC from and including 10 December 2009 until the Latest Practicable Date and a full list of the interests of Goldman Sachs & Co. as at the Latest Practicable Date which have been aggregated in this document; and

(F)	a full list of all dealings in Kraft Shares by UBS Financial Services Inc. from and including 10 December 2009 until the Latest Practicable Date.
6.2 A copy of this document is available free of charge, subject to certain restrictions relating to persons in Restricted Jurisdictions, on Cadbury’s website at www.cadburyinvestors.com, and will continue to be available for so long as the Offer remains open for acceptances.

Reject Kraft’s Offer	29

appendix 2
Profit estimate

1. Introduction
1.1 The profit estimate comprises the statements made by the Company marked by an asterisk on pages 2, 4, 5, 6, 9, 10, 16 and 36 of the Circular and in the ‘sources and bases’ section of the Circular (the “Profit Estimate”).
1.2 As the Profit Estimate is treated as a profit forecast for the purposes of the City Code, the City Code requires that the Profit Estimate be reported on by Cadbury’s reporting accountants and financial advisers in accordance with Rule 28 of the City Code. The Profit Estimate is for the full year to 31 December 2009. In accordance with Rule 28.8, your attention is drawn to the announcement issued by the Company on 29 July 2009 containing the unaudited results of Cadbury for the six month period ended 30 June 2009.
2. Bases and Assumptions
2.1 The Profit Estimate has been prepared on a basis consistent with the accounting policies that are expected to be used in the Group’s consolidated financial statements for the year ended 31 December 2009. These policies are consistent with those set out on pages 90 to 98 of the Group consolidated financial statements for the year ended 31 December 2008, as updated by note 1 of the Group’s interim results for the six months ended 30 June 2009.
2.2 The Profit Estimate is based on the results included in the unaudited management accounts for the eleven months ended 30 November 2009 and the Directors’ estimate of the results for the one month ended 31 December 2009, which takes account of the Group’s preliminary view of revenue and underlying profit from operations for that month. Such results represent estimates as described in paragraphs (a) (iii) and (iv) of the ‘sources and bases’ section of the Circular.
2.3 Except where otherwise stated, all percentages and comments on movements in underlying profit from operations, EBITDA and associated margins relate to the Group’s continuing operations, are calculated using actual currency and exclude the impact of acquisitions and disposals. Underlying operating margin is calculated as underlying profit from operations as a percentage of revenue. EBITDA is calculated as underlying profit from operations adjusted to add back depreciation of property, plant and equipment and amortisation of software intangibles. EBITDA margin is calculated as EBITDA as a percentage of revenue.
2.4 Except where otherwise stated, references to trading profit refer to underlying profit from operations, and references to trading margin and margin refer to underlying operating margin.
2.5 The Profit Estimate at constant currency has been compiled by applying the actual average exchange rates for 2008. The principal exchange rates used to translate overseas profits into sterling are:

Average 2008

US Dollar	1.85

Canadian Dollar	1.96

Australian Dollar	2.20

Euro	1.26

South African Rand	15.23

Mexican Peso	20.48

2.6 The Profit Estimate at actual currency has been compiled by applying the actual average exchange rates for 2009. The principal exchange rates used to translate overseas profits into sterling are:

Average 2009

US Dollar	1.57

Canadian Dollar	1.78

Australian Dollar	1.99

Euro	1.12

South African Rand	13.10

Mexican Peso	21.11

The Profit Estimate has been prepared on the assumption that:
1.	Actual results for December 2009 will not differ materially to the Directors’ estimate for such performance;

2.	No events will arise between 12 January 2010 and the date on which Cadbury announces its audited results for 2009 which would require incorporation in the 2009 results in accordance with the Group’s accounting policies under IFRS; and

3.	There will be no retrospective change in legislation or regulatory requirements that will have a material impact on the Group’s operations.

30	Reject Kraft’s Offer

Deloitte.
Deloitte LLP
Athene Place
66 Shoe Lane
London EC4A 3BQ
Tel: +44 (0) 20 7936 3000
Fax: +44 (0) 20 7583 1198
www.deloitte.co.uk
The Board of Directors
Cadbury plc
Cadbury House
Sanderson Road
Uxbridge
UB8 1DH
Goldman Sachs International
Peterborough Court
133 Fleet Street
London
EC4A 2BB
Morgan Stanley & Co. Limited
20 Bank Street
London
E14 4AD
UBS Limited
1 Finsbury Avenue
London
EC2M 2PP
12 January 2010
Dear Sirs
Cadbury plc (the “Company”)
We report on the profit estimate comprising the statements made by the Company marked by an asterisk on pages 2, 4, 5, 6, 9, 10, 16 and 36 and in the ‘sources and bases’ section of the offeree board circular issued by the Company dated 12 January 2010 (the “Circular”). Such profit estimate statements relate to underlying profit from operations (“UPFO”), underlying operating margin, and underlying earnings before interest, tax, depreciation and amortisation (“EBITDA”) (as defined in Note 2.3 to Appendix 2 of the Circular) and percentage growth in UPFO, underlying operating margin and EBITDA (both in actual and constant currency) and EBITDA margin (in actual currency) of the Company and its subsidiaries (together the “Group”) for the 12 months ended 31 December 2009 (the “Profit Estimate”). The Profit Estimate and the basis on which it is prepared is set out in Section 2 of Appendix 2 of the Circular. This report is required by Rule 28.3(b) of the City Code on Takeovers and Mergers issued by The Panel on Takeovers and Mergers (“the Takeover Code”) and is given for the purpose of complying with that rule and for no other purpose. Accordingly, we assume no responsibility in respect of this report to the Offeror or to any other person who is seeking or may in future seek to acquire control of the Company (an “Alternative Offeror”) or to any other person connected to, or acting in concert with, an Alternative Offeror.
Responsibilities
It is the responsibility of the directors of the Company (the “Directors”) to prepare the Profit Estimate in accordance with the requirements of the Takeover Code. In preparing the Profit Estimate, the Directors are responsible for correcting errors that they have identified which may have arisen in unaudited financial results and unaudited management accounts used as the basis of preparation for the Profit Estimate.

Reject Kraft’s Offer	31

Appendix 2 continued

It is our responsibility to form an opinion as required by the Takeover Code as to the proper compilation of the Profit Estimate and to report that opinion to you.
Save for any responsibility under Rule 28.3(b) of the Takeover Code to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with Rule 28.4 of the Takeover Code, consenting to its inclusion in the Circular.
Basis of Preparation of the Profit Estimate
The Profit Estimate has been prepared on the basis stated in Section 2 of Appendix 2 of the Circular and is based on the unaudited management accounts for the 11 months ended 30 November 2009 and an estimate for the one month to 31 December 2009 which takes account of the Group’s preliminary view of sales and UPFO for that month (the “December 2009 Flash Results”). The Profit Estimate is required to be presented on a basis consistent with the accounting policies of the Group.
Basis of opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information for the 12 months to 31 December 2009 has been prepared and considering whether the Profit Estimate has been accurately computed using that information and consistent with the accounting policies of the Group.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Estimate has been properly compiled on the basis stated.
However, the Profit Estimate has not been audited. The actual results reported may be affected by required revisions to accounting estimates due to changes in circumstances or the impact of unforeseen events and the correction of errors in the management accounts and the December 2009 Flash Results. Consequently, we can express no opinion as to whether the actual results achieved will correspond to those shown in the Profit Estimate and differences may be material.
Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in jurisdictions outside the United Kingdom, including the United States of America, and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion, the Profit Estimate has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Group.
Yours faithfully
Deloitte LLP
Chartered Accountants
Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 2 New Street Square, London EC4A 3BZ, United Kingdom. Deloitte LLP is the United Kingdom member firm of Deloitte Touche Tohmatsu (‘DTT’), a Swiss Verein, whose member firms are legally separate and independent entities. Please see www.deloitte.co.uk/about for a detailed description of the legal structure of DTT and its member firms.

32	Reject Kraft’s Offer

Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB Registered in England and Wales No. 2263951	Morgan Stanley & Co. Limited 20 Bank Street London E14 4AD Registered in England and Wales No. 2164628	UBS Limited 1 Finsbury Avenue London EC2M 2PP Registered in England and Wales No. 2035362

Authorised and regulated by the Financial Services Authority	Authorised and regulated by the Financial Services Authority	Authorised and regulated by the Financial Services Authority

To:	The Board of Directors Cadbury plc Cadbury House Sanderson Road Uxbridge UB8 1DH
12 January 2010
Dear Sirs
REPORT ON THE PROFIT ESTIMATE OF CADBURY PLC (THE “COMPANY”)
We refer to the profit estimate comprising estimates of underlying profit from operations (“UPFO”), underlying operating margin, and underlying earnings before interest, tax, depreciation and amortisation (“EBITDA”) (as defined in Note 2.3 to Appendix 2 of the offeree board circular issued by the Company dated 12 January 2010 (the “Circular”)) and percentage growth in UPFO, underlying operating margin, and EBITDA (both in actual and constant currency) and EBITDA margin (in actual currency) of the Company and its subsidiaries for the 12 months ended 31 December 2009 (the “Profit Estimate”), marked by an asterisk on pages 2, 4, 5, 6, 9, 10, 16 and 36 and in the ‘sources and bases’ section of the Circular. The Profit Estimate and the basis on which it is prepared is set out in Section 2 of Appendix 2 to the Circular.
We have discussed the Profit Estimate and the bases on which it is made with you and with Deloitte LLP, the Company’s reporting accountants. We have also discussed the accounting policies and bases of calculation for the Profit Estimate with you and with Deloitte LLP. We have also considered Deloitte LLP’s letter of 12 January 2010 addressed to you and to us on these matters. We have relied upon the accuracy and completeness of all the financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of providing this letter.
On the basis of the foregoing, we consider that the Profit Estimate, for which you, as directors of the Company are solely responsible, has been made with due care and consideration.
This letter is provided to you solely in connection with Rule 28.3(b) and Rule 28.4 of the City Code on Takeovers and Mergers and for no other purpose. No person other than the directors of the Company can rely on the contents of this letter and to the fullest extent permitted by law, we exclude all liability to any other person other than to you, the directors of the Company, in respect of this letter or the work undertaken in connection with this letter.
Yours faithfully,

Goldman Sachs International	Morgan Stanley & Co. Limited	UBS Limited

Reject Kraft’s Offer	33

definitions

The following definitions apply throughout this document, unless the context requires otherwise:

“£” or “GBP”	pounds sterling, the lawful currency of the UK;

“Advisers”	Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank;

“Act”	the Companies Act 2006;

“Antitrust Division”	the Antitrust Division of the US Department of Justice;

“Appendices”	Appendices 1 and 2 and the definitions section of this document;

“Banks”	has the meaning given in paragraph 12.1 of Appendix I of the First Circular Appendices;

“Board” or “Directors”	the board of directors of the Company;

“bps”	basis points, each point representing 0.01 per cent.;

“business units”	the following geographical management units of Cadbury: Asia, Britain & Ireland, Europe, Middle East & Africa, North America, Pacific, South America

“Cadbury” or “Company”	Cadbury plc, a company incorporated in England and Wales with registered number 06497379;

“Cadbury ADSs”	has the meaning given in paragraph 3 of Appendix 1 of the First Circular Appendices;

“Cadbury Shares”	has the meaning given in paragraph 3 of Appendix 1 of the First Circular Appendices;

“Camelot”	Camelot Group plc, a company incorporated in England and Wales with registered number 02822203;

“CDM”	Cadbury Dairy Milk;

“Circular” or “this document”	this second circular, dated 12 January 2010;

“City Code” or “Takeover Code”	the City Code on Takeovers and Mergers published by the United Kingdom’s Panel on Takeovers and Mergers from time to time;

“countlines”	single serve chocolate bars (e.g. Crunchie);

“Defence Document”	the First Circular other than the First Circular Appendices, circulated on 14 December 2009 in accordance with the City Code;

“Defendants”	has the meaning given in paragraph 4.3 of Appendix 1;

“Deloitte”	Deloitte LLP, a limited liability partnership;

“Director”	a member of the board of directors of Cadbury;

“disclosure period”	for the purpose of paragraph 3 of Appendix I has the meaning given in paragraph 3.1 thereof;

“Dougherty Amended Complaint”	has the meaning given in paragraph 4.3 of Appendix 1;

“Dougherty Complaint”	has the meaning given in paragraph 4.3 of Appendix 1;

“Dougherty Defendants”	has the meaning given in paragraph 4.3 of Appendix 1;

“EBITDA”	earnings before interest, tax, depreciation and amortisation;

“Executive Directors”	Todd Stitzer and Andrew Bonfield;

“Federal Court”	has the meaning given in paragraph 4.3 of Appendix 1;

“First Circular”	the Defence Document and the First Circular Appendices, circulated on 14 December 2009 in accordance with the City Code;

“First Circular Appendices”	Appendices 1 and 2 (including the definitions), circulated on 14 December 2009 in accordance with the City Code;

“free cash flow”	the amount of cash generated by the business after meeting its obligations for interest, tax and capital investment;

“FTC”	the US Federal Trade Commission;

“Goldman Sachs International”	Goldman Sachs International Limited, a company incorporated in England and Wales with company number 02263951;

“Group”	Cadbury and each of its subsidiary companies;

“HSR Act”	the US Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

34	Reject Kraft’s Offer

“IPO”	initial public offering;

“Kraft Shares”	shares of Class A common stock of no par value in the capital of Kraft;

“Kraft”	Kraft Foods Inc., a corporation incorporated in the Commonwealth of Virginia;

“Latest Practicable Date”	close of business on 7 January 2010, being the latest practicable date prior to publication of this document;

“Listing Rules”	the listing rules made by the UK Listing Authority;

“Morgan Stanley & Co. Limited”	Morgan Stanley & Co. Limited, a company incorporated in England and Wales with registered number 02164628;

“Non-Executive Directors”	all of the Directors who are not the Executive Directors;

“NYSE”	the New York Stock Exchange operated by NYSE Euronext;

“October Forecast”	the profit forecast included in the Interim Management Statement issued by Cadbury on 21 October 2009;

“Offer”	the offer made by Kraft for all the issued and to be issued share capital of Cadbury pursuant to the terms set out in the Offer Documents;

“Offer Document”	the offer document published by Kraft on 4 December 2009 setting out the terms of the Offer, and available at www.transactioninfo.com/kraftfoods;

“Offer Documents”	the Offer Document and the US Offer Document;

“Offer Period”	the period commencing on (and including) 7 September 2009 and ending on whichever of the following dates shall be the latest: (i) 1:00 p.m. (London time) on 2 February 2010; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared wholly unconditional in accordance with its terms;

“Panel”	the Panel on Takeovers and Mergers;

“P/E multiple”	a measurement of a company’s rating, calculated by dividing the share price by the annual earnings per share;

“Premerger Notification and Report Forms”	has the meaning given in paragraph 14.3 of Appendix l of the First Circular Appendices;

“private label”	products sold with retailer’s own packaging and branding;

“Profit Estimate”	has the meaning given in Appendix 2;

“R&D”	research and development;

“Restricted Jurisdiction”	any jurisdiction where the release, publication or distribution of this document would constitute the violation of the securities laws of such jurisdiction;

“ROIC”	return on invested capital – a key performance indicator and part of Cadbury’s performance scorecard;

“SEC”	the United States Securities and Exchange Commission, the government agency having primary responsibility for enforcing federal securities laws in the United States;

“SG&A”	sales, general and administration (typically used to describe part of Cadbury’s cost base);

“Shareholder”	a holder of Cadbury Shares;

“S&P 500”	the index includes 500 leading companies in leading industries of the US economy, capturing 75% coverage of US equities;

“State Court”	has the meaning given in paragraph 4.3 of Appendix 1;

“Steward Complaint”	has the meaning given in paragraph 4.3 of Appendix 1;

“Steward Defendants”	has the meaning given in paragraph 4.3 of Appendix 1;

“subsidiary”	has the meaning given in section 1159 of the Act;

“trading margin”	the ratio of profit from operations to revenue;

“UBS Limited” or “UBS Investment Bank”	UBS Limited, a company incorporated in England and Wales with registered number 02035362;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“US Offer Document”	the offer to exchange contained in a registration statement on Form S-4 filed by Kraft with the SEC on 4 December 2009 as amended on 23 December 2009, and available on the SEC’s website at www.sec.gov;

“US$” or “USD”	United States dollars, the lawful currency of the US;

“US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia; and

“Vision into Action”	a framework for defining and communicating Cadbury’s vision and strategy.

Reject Kraft’s Offer	35

Kraft’s offer completely
misses the
value
we have already
created in Cadbury

Implied value per Cadbury Share	Historical EBITDA multiple

18.5x
Mars/Wrigley

17.0x
Perfetti/Van Melle

	15.5x c. 15.0x 14.3x		Wrigley/Hershey (Proposed, not completed) Wrigley/ Kraft Candy Cadbury/Adams

	12.0x 2009 EBITDA	*‡	Kraft’s offer for Cadbury 770p

*	This statement includes a profit estimate that has been reported on for the purpose of the Takeover Code (see Appendix 2)
‡	Estimate to be confirmed or revised in the updated document that will be published after the UK market close on 14 January

36	Reject Kraft’s Offer

reject
Kraft’s offer
Higher performance, higher value
For further assistance call the Shareholder Helpline:
>	UK and European Investors (toll free) on 00800 5464 5464

>	US retail investors (toll free) on 1 (800) 859 8508

>	Worldwide investors on +1 (718) 439 2246
or see our website, which includes some frequently asked
questions at www.cadburyinvestors.com
You should be aware that the Shareholder Helpline cannot provide any financial, legal or taxation advice in connection with the Offer nor any advice on the merits of the Offer.

www.cadburyinvestors.com
Cadbury plc
Cadbury House, Sanderson Road, Uxbridge UB8 1DH
Registered in England No. 6497379
For further assistance call the Shareholder Helpline:
UK and European Investors (toll free) on 00800 5464 5464
US retail investors (toll free) on 1 (800) 859 8508
Worldwide investors on +1 (718) 439 2246